                                                                     EXHIBIT 1.1


The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

\raster(120%,p)="China_mobile"

CHINA MOBILE (HONG KONG) LIMITED
(Incorporated in Hong Kong with limited liability under the Companies Ordinance)

ANNOUNCEMENT

CONNECTED TRANSACTIONS

SUMMARY

* The Company and its Operating Subsidiaries on the one hand, and CMCC and its subsidiaries on the other, have in the past entered into a number of transactions of a recurrent nature which constitute connected transactions of the Company under the Listing Rules. The Stock Exchange has previously granted waivers to the Company, subject to certain conditions, from strict compliance with the relevant disclosure and shareholders' approval requirements of the Listing Rules in relation to the Existing Connected Transactions. The Existing Connected Transactions have previously been approved by the independent shareholders of the Company and the waivers previously granted by the Stock Exchange will expire on 31 December 2001.

* The Group also entered into certain new connected transactions relating to prepaid services and platform development in 2001.

* As the Connected Transactions are expected to occur on a regular and continuous basis in the ordinary and usual course of business, the Company has made an application to the Stock Exchange and the Stock Exchange has granted new waivers in respect of the Connected Transactions from compliance with the normal disclosure and shareholders' approval requirements under Chapter 14 of the Listing Rules.

* A circular containing, among other things, details of the Connected Transactions, a letter from each of the Independent Board Committee and the independent financial adviser to the Independent Board Committee, and a notice to shareholders of the Company convening an extraordinary general meeting to approve the Connected Transactions, will be despatched to the shareholders and, for information only, noteholders of the Company as soon as practicable.

The Company and its Operating Subsidiaries on the one hand, and CMCC and its subsidiaries on the other, have in the past entered into a number of transactions of a recurrent nature which constitute connected transactions of the Company under the Listing Rules. The Stock Exchange has previously granted waivers to the Company, subject to certain conditions, from strict compliance with the relevant disclosure and shareholders' approval requirements of the Listing Rules in relation to these Existing Connected Transactions. The Existing Connected Transactions have previously been approved by the independent shareholders of the Company and the waivers previously granted by the Stock Exchange will expire on 31 December 2001. The Group also entered into certain new connected transactions in 2001 and these new transactions are described under "Prepaid Services" and "Platform Development" below.

A. Existing Connected Transactions

a. Existing Connected Transactions where no upper limits are imposed

1. Interconnection Arrangement

The networks of each of the Operating Subsidiaries interconnect with the cellular networks of CMCC in other regions.

The Inter-provincial Interconnection and Domestic and International Roaming Settlement Agreement was entered into in May 2000 between the Company and CMCC (as supplemented by a supplemental agreement entered into in September 2000) (the "Roaming Agreement"). The Roaming Agreement applies to all the Operating Subsidiaries, and is valid from 1 April 1999 to 31 March 2001 and will be automatically renewed on an annual basis unless either party notifies the other of its intention to terminate in writing at least three months prior to the expiration of the term. The Roaming Agreement had been automatically renewed, and the current term will expire on 31 March 2002. Details of the Roaming Agreement will be included in the Circular.

2. Roaming Arrangement

Each of the Operating Subsidiaries offers domestic and international roaming services to its subscribers. The roaming arrangement is also governed by the Roaming Agreement, details of which will be included in the Circular.

3. Spectrum Fees

The MII and the Ministry of Finance jointly determine the standardised spectrum fees payable to MII by all mobile communications operators in Mainland China, including the Group. Based on this standardised fee scale, CMCC determines the allocation of spectrum usage fees to be paid by each mobile communications operator under its control and the aggregate sum payable to the MII. In October 1999, the Company entered into an agreement with CMCC (as supplemented by a supplemental agreement entered into in September 2000) to obtain exclusive rights for its Operating Subsidiaries to use the frequency spectrum and telephone numbers allocated to them in the respective areas in which they operate. This agreement is valid for an initial term of one year from 8 October 1999 to 7 October 2000 and will be automatically renewed on an annual basis unless either party notifies the other of its intention to terminate at least three months prior to the expiration of the term. This agreement had been automatically renewed, and the current term will expire on 7 October 2001. Details of this agreement will be included in the Circular.

4. Sharing of Inter-Provincial Transmission Line Leasing Fees

In May 2000, the Company entered into an agreement with CMCC (as supplemented by a supplemental agreement entered into in September 2000) in relation to the leasing of inter-provincial transmission lines. This agreement is effective from 1 April 1999 to 31 March 2001 and will be automatically renewed on an annual basis unless either party notifies the other of its intention to terminate in writing at least three months prior to the expiration of the term. This agreement had been automatically renewed, and the current term will expire on 31 March 2002. Details of this agreement will be included in the Circular.

b. Existing Connected Transactions where new upper limit is imposed or upper limits imposed pursuant to previous waivers granted by the Stock Exchange have changed under the new waiver

1. Collection Services and Sales Arrangements

Henan Mobile entered into an agreement with a subsidiary of CMCC in August 1999 in respect of the provision by the CMCC subsidiary of certain payment collection services to Henan Mobile.

In addition, Henan Mobile also entered into a sales service agreement with a subsidiary of CMCC in August 1999 pursuant to which the CMCC subsidiary has agreed to market through its outlets Henan Mobile's cellular services. Details of the collection services and sales arrangements will be included in the Circular.

2. Property Leasing and Management Services

Each of the Operating Subsidiaries (other than Guangdong Mobile, Zhejiang Mobile and Jiangsu Mobile) leases (and some of those Operating Subsidiaries also sub-lease) from subsidiaries of CMCC various properties for use as its business premises and offices, retail outlets, warehouses, and for locating equipment. Some of such subsidiaries of CMCC also provide property management services in relation to the properties leased or sub-leased. Beijing Mobile also leases certain properties and provides property management services to a subsidiary of CMCC. The lease agreements were entered into in September 1999 (in respect of Fujian Mobile, Henan Mobile and Hainan Mobile) and in August and September 2000 (in respect of Beijing Mobile, Shanghai Mobile, Tianjin Mobile, Hebei Mobile, Liaoning Mobile, Shandong Mobile and Guangxi Mobile). Details of the lease agreements will be included in the Circular.

c. Existing Connected Transactions where upper limits imposed pursuant to previous waivers granted by the Stock Exchange remain unchanged

1. Construction and Related Services

In September 2000, Beijing Mobile, Shanghai Mobile, Liaoning Mobile and Shandong Mobile entered into agreements with certain subsidiaries of CMCC under which such subsidiaries provide services such as construction, design, equipment installation, testing and/or maintenance services and/or act as general contractors in relation to construction and other projects of these Operating Subsidiaries. Such agreements are for terms of between 6 months and 16 months, each such term being automatically renewed on an annual basis unless either party (in the case of Shandong Mobile, Shanghai Mobile and Beijing Mobile) or Liaoning Mobile (in the case of Liaoning Mobile) notifies the other of its intention to terminate in writing at least three months prior to the expiration of the term. Beijing Mobile had also previously entered into other agreements with subsidiaries of CMCC for the provision of certain construction and related services in connection with specific projects. Details of these agreements will be included in the Circular.

2. Equipment Maintenance and Related Services

In September 2000, Beijing Mobile, Shanghai Mobile and Liaoning Mobile entered into agreements with certain subsidiaries of CMCC under which such subsidiaries provide equipment maintenance and related services to such operating subsidiaries. Such agreements are for terms of between 6 months and 15 months, each such term being automatically renewed on an annual basis unless either party (in the case of Beijing Mobile) or Shanghai Mobile or Liaoning Mobile (in the case of Shanghai Mobile and Liaoning Mobile, respectively) notifies the other of its intention to terminate in writing at least three months prior to the expiration of the term. Beijing Mobile had also previously entered into another agreement with a subsidiary of CMCC for the provision of certain equipment maintenance and related services in respect of the maintenance of base stations. Details of these agreements will be included in the Circular.

3. Transmission Tower Production, Sales and Other Services and Antenna Maintenance Services

In August 2000, Hebei Mobile entered into an agreement with a subsidiary of CMCC under which such subsidiary provides transmission tower design, production, installation and maintenance services and antenna maintenance services to Hebei Mobile, and sells transmission towers and spare parts to Hebei Mobile. The initial term of this agreement is for one year from 1 August 2000 to 31 July 2001. This agreement will be automatically renewed on an annual basis unless either party notifies the other of its intention to terminate in writing at least three months prior to the expiration of the term. Details of this agreement will be included in the Circular.

B. Prepaid Services

Each of the Operating Subsidiaries offer prepaid services. Some of such prepaid services, primarily the "Shenzhouxing" service, allow subscribers to add value to their SIM cards. The prepaid subscribers can make and receive local and domestic and international long distance calls and most of those subscribers also enjoy nationwide domestic roaming services. The prepaid subscribers may add value to their cards by purchasing value-adding cards from any of the Group's network operators or CMCC's network operators. On 11 May 2001, the Company entered into an agreement (the "Prepaid Services Agreement") with CMCC regarding the sharing and settlement of revenue when prepaid subscribers purchase value-adding cards issued by network operators other than their home network operators. Under the terms of the Prepaid Services Agreement, the network operator in the location which issues the value-adding card remits 95% of the face value of the value-adding card to the subscriber's home network operator and keeps the remaining 5% of the face value as a handling charge. Hence, if the Group's subscribers purchase value-adding cards issued by CMCC's network operators, CMCC's network operators will be entitled to 5% of the face value as the handling charge. Conversely, if CMCC's subscribers purchase value-adding cards issued by the Group's network operators, the Group will be entitled to 5% of the face value as the handling charge.

The Prepaid Services Agreement is subject to the approval of the independent shareholders of the Company and if approved, will take retrospective effect from 21 April 2001, the day in April when the monthly billing cycle commences. This is based on arm's length negotiations between the Company and CMCC, which commenced in April. The Prepaid Services Agreement, if approved, will replace an existing agreement between the Company and CMCC whereby the network operator in the location which issues the value-adding card remits 85% of the face value of the value-adding card to the subscriber's home network operator and keeps the remaining 15% of the face value as a handling charge. The Directors are of the view that the amendment to the existing arrangement will not have any material impact on the financials of the Group and will result in a fairer allocation of revenue from value-adding cards between network operators in line with the operating costs incurred by these operators. The Stock Exchange has previously granted a waiver in respect of this existing agreement, which originally was to expire on 31 December 2001. As the Company and CMCC entered into the Prepaid Services Agreement which is a new arrangement, the Company has applied to the Stock Exchange and the Stock Exchange has granted a new waiver. Accordingly, immediately upon the new waiver taking effect, the previous waiver will lapse.

C. Platform Development

Aspire Holdings is a non-wholly owned subsidiary of the Company. Aspire Holdings entered into a Platform Development Master Agreement with each of the Company and CMCC on 10 January 2001. Details of these agreements were disclosed by the Company in compliance with the requirements of the Listing Rules in an announcement dated 10 January 2001. Pursuant to the two Platform Development Master Agreements, Aspire Holdings (or its subsidiaries) will provide the same scope of technology platform development and maintenance services to the Company, CMCC and their respective mobile telecommunications subsidiaries in various provinces, municipalities and autonomous regions in mainland China. These services include system and gateway integration services, hardware, software and system development (including development of applications), technical support and major overhaul services for the MISC Platform.

According to the Platform Development Master Agreements, each of the Company and CMCC will pay Aspire Holdings equipment charges, systems integration fees, software licensing fees, technical support fees and/or major overhaul charges, which will be determined according to standards laid down by the relevant governmental departments and/or by reference to market rates.

As at the Latest Practicable Date, Aspire Holdings has commenced the provision of services pursuant to the Platform Development Master Agreements but no charges or fees have been paid by either the Company or CMCC to Aspire Holdings.

Waiver obtained from Stock Exchange

As a result of the Company's relationship with CMBVI and CMCC, the Connected Transactions described above constitute connected transactions of the Company that are subject to the normal shareholders' approval and disclosure requirements under Chapter 14 of the Listing Rules. As the Connected Transactions are expected to occur on a regular and continuous basis in the ordinary and usual course of business, the Company has made an application to the Stock Exchange and the Stock Exchange has granted a new waiver in respect of the Existing Connected Transactions and the new connected transactions described under "Prepaid Services" and "Platform Development" above from compliance with the normal shareholders' approval and disclosure requirements related to connected transactions under the Listing Rules, subject to certain conditions as set out under "Conditions of the Waiver" below. For the Existing Connected Transactions, the previous waiver will expire on 31 December 2001 and the new waiver will be effective from 1 January 2002 to 31 December 2004. For the transactions described under "Prepaid Services" and "Platform Development", the new waiver will be effective for three financial years of the Company ending 31 December 2003.

A circular containing, among other things, details of the terms of the Connected Transactions, a letter from the Independent Board Committee, a letter from N M Rothschild & Sons (Hong Kong) Limited as independent financial adviser to the Independent Board Committee, and a notice to the shareholders convening an extraordinary general meeting to approve the terms of the Connected

Transactions, will be despatched to the shareholders and, for information only, noteholders of the Company as soon as practicable.

CMBVI (and its associates), being a connected person of the Company, will abstain from voting its shares on the ordinary resolution to approve the Connected Transactions.

Conditions of the Waiver

The waiver granted by the Stock Exchange to the Company in relation to the Connected Transactions is subject to the conditions set out under (a) to (g) below.

(a) arm's length basis: The Connected Transactions as well as the respective agreements governing such Connected Transactions shall be:

(i) entered into by the Group in the ordinary and usual course of its business on terms that are fair and reasonable so far as the independent shareholders of the Company are concerned; and

(ii) on normal commercial terms and in accordance with the terms of the agreements governing such Connected Transactions.

(b) disclosure: The Company shall disclose in its annual report details of the Connected Transactions as required by Rules 14.25(1)(A) to (D) of the Listing Rules.

(c) independent non-executive directors' review: The independent non-executive directors of the Company shall review annually the Connected Transactions and confirm, in the Company's annual report and accounts for the year in question, that such Connected Transactions have been conducted in the manner as stated in paragraph (a) above and within the upper limits set out in paragraph (g) below.

(d) auditors' review: The auditors of the Company shall review annually the Connected Transactions and shall provide the directors of the Company with a letter. Details of such letter shall be set forth in the Company's annual accounts, stating that the Connected Transactions:

(i) received the approval of the board of directors;

(ii) are in accordance with the pricing policy as stated in the Company's annual report;

(iii) have been conducted in the manner as stated in paragraph (a)(ii) above;
and

(iv) the upper limits as set out in paragraph (g) below have not been exceeded.

The letter of the auditors is to be addressed to the directors of the Company and a copy of which is to be provided to the Stock Exchange. Where for whatever reason, the auditors decline to accept the engagement or are unable to provide that letter, the directors of the Company shall contact the Stock Exchange immediately.

(e) shareholders' approval: Independent shareholders of the Company shall have voted in favour of an ordinary resolution to approve the Connected Transactions and the upper limits set out in paragraph (g) below at the Company's extraordinary general meeting to be held on 12 June 2001, immediately following the Company's annual general meeting.

(f) undertaking: For the purpose of the above review by the auditors of the Company, CMCC has previously undertaken to the Company that it will provide the

Company's auditors with access to its and its associates' accounting records.

(g) upper limits: Connected Transactions of the following types shall not exceed the upper limits set out below in the relevant financial year of the Group:

(i) payments by the Group to subsidiaries of CMCC for collection service charges in any financial year shall not exceed 0.1% of the Group's consolidated turnover in that financial year and payment by the Group to subsidiaries of CMCC for sales service charges in any financial year shall not exceed 0.3% of the Group's consolidated turnover of the relevant financial year;

(ii) payments by the Group to subsidiaries of CMCC for rental and property management fees in any financial year shall not exceed 0.56% of the Group's consolidated turnover of the relevant financial year;

(iii) payments by the Group to subsidiaries of the CMCC for construction and related services in any financial year shall not exceed 0.25% of the Group's consolidated turnover of the relevant financial year;

(iv) payments by the Group to subsidiaries of CMCC for equipment maintenance and related services in any financial year shall not exceed 0.05% of the Group's consolidated turnover of the relevant financial year;

(v) payments by Hebei Mobile to the relevant subsidiary of CMCC for purchase of transmission towers and transmission tower-related services and antenna maintenance services in any financial year shall not exceed 0.06% of the Group's consolidated turnover of the relevant financial year;

(vi) handling charges received by the Group from subsidiaries of CMCC in respect of prepaid services in any financial year shall not exceed 2% of the Group's consolidated turnover in that financial year and handling charges paid by the Group to subsidiaries of CMCC in respect of prepaid services in any financial year shall not exceed 2% of the Group's consolidated turnover of the relevant financial year; and

(vii) payments by each of the Company and CMCC to Aspire Holdings in respect of equipment charges, systems integration fees, software licensing fees, technical support fees and/or major overhaul charges for the MISC Platform in any financial year shall not exceed 3% of the Group's consolidated net tangible assets in that financial year.

Setting of the Upper Limits

For the transactions described in the paragraphs headed "Interconnection Arrangement", "Roaming Arrangement", "Spectrum Fees" and "Sharing of Inter-Provincial Transmission Line Leasing Fees", no upper limits are proposed as the revenue received and the payments made by the Group in respect of these transactions are dependent upon the relevant standard tariff or policies determined by the relevant regulatory authorities in China, and the Company is not in a position to fix upper limits for these transactions. In addition, these transactions are unlike the transactions described under "Construction and Related Services", "Equipment Maintenance and Related Services" and "Transmission Tower Production, Sales and Other Services and Antenna Maintenance Services" where the business activities involved are more matured and developed and current market rates are available to form a reasonable basis for determining upper limits. Details of the fees or charges which are regulated are stated below:

(i) Transactions described under the paragraphs headed "Interconnection Arrangement" and "Roaming Arrangement" are governed by the Roaming Agreement which provides for the sharing of long distance calling charges among network operators and the sharing of roaming calling charges and handling charges between the Group and CMCC. Long distance calling charges, roaming calling charges and handling charges are regulated tariffs which apply nationally.

(ii) The MII and Ministry of Finance jointly determine the standardised spectrum fees payable to MII by all mobile communications operators in mainland China.

(iii) Transmission line leasing fees are laid down by the relevant tariff regulatory authorities and are applicable to all mobile communications operators in mainland China, including the Group.

For the transactions described under "Construction and Related Services", "Equipment Maintenance and Related Services" and "Transmission Tower Production, Sales and Other Services and Antenna Maintenance Services", the nature of the transactions and the terms of the agreements governing these transactions remain the same as when the agreements were first entered into. Hence, the upper limits set out above are the same as those under the waivers previously granted by the Stock Exchange. Also, as these transactions are mainly involved in business activities (for example, construction and maintenance services) which are more developed and matured, the respective current market rates of these transactions form a reasonable basis for determining the upper limits. Therefore, upper limits are imposed on these transactions even though certain charges levied under these transactions are regulated by the relevant regulatory authorities.

For the transactions described under "Collection Services and Sales Arrangements", no upper limits were imposed in respect of the waiver previously granted by the Stock Exchange. As the collection service charges payable by Henan Mobile is fixed at 1% of collections and the maximum sales charge is fixed at RMB250 per cellular service subscriber, the Directors are of the view that it is reasonable to impose upper limits of 0.1% and 0.3% of the Group's consolidated turnover are imposed in respect of collection service charges and sales service charges, respectively. The Directors estimate that such charges will increase year on year as a result of the growth of the subscriber base of Henan Mobile and having taken into account the huge increase in such charges from 1999 to 2000, the Directors believe that these upper limits are reasonable and sufficient to accommodate such growth.

For the transactions described under "Property Leasing and Management Services", the upper limits previously imposed were 0.34% of the Group's consolidated turnover in any financial year (in respect of transactions entered into by Fujian Mobile, Henan Mobile and Hainan Mobile) and RMB85,000,000 (in respect of transactions entered into by Beijing Mobile, Shanghai Mobile, Tianjin Mobile, Hebei Mobile, Liaoning Mobile, Shandong Mobile and Guangxi Mobile). As all of these transactions relate to property rental and property management, it is easier for the Company to monitor the consideration passed under these transactions by setting one upper limit with reference to the Group's turnover on a consolidated basis. This upper limit of 0.56% of the Group's consolidated turnover was calculated on the basis of the pro-forma combined rental and property management fee for the year 2000 and assuming an aggregate increase of about 20% in market rental over a three-year period.

For the transactions described under the paragraph headed "Connected Transactions -- Platform Development", the upper limit of 3% of the Group's consolidated net tangible assets is determined based on the Directors' reasonable estimates of the annual maximum levels of the services to be provided by Aspire Holdings to each of the Company and CMCC.

The Stock Exchange has also indicated that if any of the values of the Connected Transactions exceed the relevant upper limits or if any of the terms of the agreements related to the Connected Transactions, or the nature of the Connected Transactions is altered (unless as provided for under the terms of the relevant agreement) or if the Group enters into any new agreements with connected persons in the future, the Company will need to comply fully with all the relevant provisions of Chapter 14 of the Listing Rules dealing with connected transactions.

Definitions

In this announcement, unless the context requires otherwise, the following expressions have the following meanings:

"Aspire Holdings"

Aspire Holdings Limited, a company incorporated in the Cayman Islands and a non wholly-owned subsidiary of the Company

"Associates"

as defined in the Listing Rules

"Beijing Mobile"

Beijing Mobile Communication Company Limited, a wholly foreign-owned enterprise established under the laws of the PRC and a wholly-owned subsidiary of the Company

"Circular"

the circular to be despatched to the shareholders (and, for information only, the noteholders) of the Company, which contains, among other things, details of the Connected Transactions and a notice to shareholders of the Company convening an extraordinary general meeting to approve the Connected Transaction

"CMBVI"

China Mobile Hong Kong (BVI) Limited, a company incorporated in the British Virgin Islands and the immediate controlling shareholder of the Company

"CMCC"

China Mobile Communications Corporation, a State-owned company established under the laws of the PRC

"CMHKG"

China Mobile (Hong Kong) Group Limited, an indirect controlling shareholder of the Company

"Company"

China Mobile (Hong Kong) Limited, a company incorporated in Hong Kong whose shares are listed on the Stock Exchange and whose American depositary receipts are listed on the New York Stock Exchange

"Connected Transactions"

the Existing Connected Transactions and the new arrangements entered into by the Group in 2001 as described under "Prepaid Services" and "Platform

Development"

"Existing Connected Transactions"

the existing continuing connected transactions entered into between the Company and its Operating Subsidiaries on the one hand, and CMCC and its subsidiaries on the other, for which waivers from strict compliance with the relevant disclosure and shareholders' approval requirements of Chapter 14 of the Listing Rules were previously granted by the Stock Exchange, which transactions are described under "Connected Transactions -- Existing Connected transactions", namely transactions in relation to interconnection arrangement, roaming arrangement, spectrum fees, sharing of inter-provincial transmission line leasing fees, collection services and sales arrangements, property leasing and management services, construction and related services, equipment maintenance and related services and transmission tower production, sales and other services and antenna maintenance services

"Fujian Mobile"

Fujian Mobile Communication Company Limited, a wholly foreign-owned enterprise established under the laws of the PRC and a wholly-owned subsidiary of the Company

"Group"

the Company and its subsidiaries

"Guangdong Mobile"

Guangdong Mobile Communication Company Limited, a wholly foreign-owned enterprise established under the laws of the PRC and a wholly-owned subsidiary of the Company

"Guangxi Mobile"

Guangxi Mobile Communication Company Limited, a wholly foreign-owned enterprise established under the laws of the PRC and a wholly-owned subsidiary of the Company

"Hainan Mobile"

Hainan Mobile Communication Company Limited, a wholly foreign-owned enterprise established under the laws of the PRC and a wholly-owned subsidiary of the Company

"Hebei Mobile"

Hebei Mobile Communication Company Limited, a wholly foreign-owned enterprise established under the laws of the PRC and a wholly-owned subsidiary of the Company

"Henan Mobile"

Henan Mobile Communication Company Limited, a wholly foreign-owned enterprise established under the laws of the PRC and a wholly-owned subsidiary of the Company

"Independent Board Committee"

the committee of directors of the Company, consisting of Arthur Li Kwok Cheung and Lo Ka Shui, being independent non-executive directors of the Company, formed to advise the independent shareholders of the Company in respect of the terms of the Connected Transactions

"Jiangsu Mobile"

Jiangsu Mobile Communication Company Limited, a wholly foreign-owned enterprise established under the laws of the PRC and a wholly-owned subsidiary of the

Company

"Liaoning Mobile"

Liaoning Mobile Communication Company Limited, a wholly foreign-owned enterprise established under the laws of the PRC and a wholly-owned subsidiary of the Company

"Listing Rules"

the Rules Governing the Listing of Securities on the Stock Exchange

"Mainland China"

the PRC (excluding Hong Kong, Macau and Taiwan)

"MII"

the Ministry of Information Industry of the PRC

"MISC Platform"

the standardised nation-wide China Mobile platform for wireless data which will be made available to each of the provincial mobile telecommunications subsidiaries of the Company and CMCC

"Operating Subsidiaries"

Guangdong Mobile, Zhejiang Mobile, Jiangsu Mobile, Fujian Mobile, Henan Mobile, Hainan Mobile, Beijing Mobile, Shanghai Mobile, Tianjin Mobile, Hebei Mobile, Liaoning Mobile, Shandong Mobile and Guangxi Mobile

"PRC"

The People's Republic of China

"RMB"

Renminbi, the lawful currency of the PRC

"Shandong Mobile"

Shandong Mobile Communication Company Limited, a wholly foreign-owned enterprise established under the laws of the PRC and a wholly-owned subsidiary of the Company

"Shanghai Mobile"

Shanghai Mobile Communication Company Limited, a wholly foreign-owned enterprise established under the laws of the PRC and a wholly-owned subsidiary of the Company

"Stock Exchange"

The Stock Exchange of Hong Kong Limited

"Tianjin Mobile"

Tianjin Mobile Communication Company Limited, a wholly foreign-owned enterprise established under the laws of the PRC and a wholly-owned subsidiary of the Company

"Zhejiang Mobile"

Zhejiang Mobile Communication Company Limited, a wholly foreign-owned enterprise established under the laws of the PRC and a wholly-owned subsidiary of the Company


By order of the Board

CHINA MOBILE (HONG KONG) LIMITED
Wang Xiaochu
Chairman

Hong Kong, 11 May 2001